Investor Contact:
Patrick T. Ryan
Chief Executive Officer
(781) 486-8111
POLYMEDICA ANNOUNCES SENIOR MANAGEMENT PROMOTIONS
Wakefield, Massachusetts (April 3, 2007) — PolyMedica Corporation (NASDAQ: PLMD) today announced several senior management promotions.
Stephen C. Farrell, age 41, has been promoted from Chief Operating Officer of PolyMedica Corporation to President. Steve has previously held the positions of Chief Financial Officer of PolyMedica and President of Liberty Healthcare Group. Prior to joining PolyMedica in 1999 as Treasurer, Steve was a Senior Manager of the High Technology Team of PricewaterhouseCoopers, where he worked for five years. Steve has served on the Bay State Board of Juvenile Diabetes Research Foundation since 2003. He is a graduate of Harvard College, holds an M.B.A. from the University of Virginia and is a Certified Public Accountant.
Keith W. Jones, age 40, has been promoted from Chief Financial Officer to Chief Operating Officer. Before joining PolyMedica in February 2005, Keith was a co-founder and served as Chief Financial Officer and Vice President of Physicians Dialysis, Inc., until its sale to DaVita Inc. in 2004. Positions held prior to Physicians Dialysis include serving as Chief Financial Officer for Craftopia.com, Inc. as well as Chief Accounting Officer/Corporate Controller for Renal Treatment Centers, Inc. He began his career as a Senior Accountant at Coopers & Lybrand. He is a Certified Public Accountant and holds a B.A. degree from Franklin and Marshall College.
Jonathan A. Starr, age 36, has been promoted to Chief Financial Officer of PolyMedica Corporation from Senior Vice President and Chief Financial Officer of PolyMedica’s Liberty Healthcare Group subsidiary. Jonathan has been with PolyMedica since 1993 in various financial roles, including Director of Finance of PolyMedica and Vice President of Finance for Liberty Home Pharmacy, a former PolyMedica subsidiary. Mr. Starr holds a B.A. degree from Clark University and an M.B.A. from The Bentley Graduate School of Business.
Commenting on the promotions, Chief Executive Officer Patrick Ryan said, “We are extremely fortunate to have within our company such a talented group of individuals who have proven themselves capable of increased responsibility. We are pleased that we can reward their hard work and dedication through promotion. Steve has been an invaluable part of PolyMedica’s success to date, and, in his new role, he will continue to focus on growing the Company and helping to fulfill the potential of PolyMedica. Keith’s financial background and his hands-on knowledge of the financial and operating workings of the Company will be extremely helpful as he focuses on operations. Jonathan has held numerous financial positions within PolyMedica for more than 13 years and has been integral in the Company’s growth and financial discipline. Together, this team will lead an internal initiative to enhance the operating efficiency and growth of PolyMedica by creating tighter integration between our business units, expanding our clinical and diabetes service portfolio and focusing the entire organization on providing the best possible care for our patients.”
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PLMD Announces Management Promotions

April 3, 2007
About PolyMedica
For more than a decade, PolyMedica Corporation has been the nation’s largest provider of blood glucose testing supplies and related services to people with diabetes and today serves more than 925,000 active patients. The Company is expanding its portfolio of products and services, from patient education to prescription drugs, to help people better manage their conditions and maintain their health. Through proactive patient outreach, convenient home delivery and administrative support, PolyMedica makes it simple for patients to obtain the supplies and medications they need, while encouraging compliance with physicians’ orders. More information about PolyMedica can be found on the Company’s website at www.polymedica.com.
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, rules and regulations promulgated under the Act, unanticipated changes in Medicare reimbursement, successful participation in new reimbursement programs, outcomes of government reviews, inquiries, investigations and related litigation, continued compliance with government regulations, fluctuations in customer demand, management of rapid growth, competition from other healthcare product vendors, timing and acceptance of new product introductions, general economic conditions, geopolitical events and regulatory changes, as well as other especially relevant risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2006, and Quarterly Reports on Form 10-Q for the periods ended June 30, 2006, September 30, 2006 and December 31, 2006. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.
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